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                                                                    EXHIBIT 10.8

                                   Agreement*

Party A: Drug clinical Study base under Harbin University of Medical Sciences

Party B: Harbin Three-Happiness Bioengineering Co., Ltd.

Grade One new Chinese Medicine, namely Cease Enuresis Soft Gel ,developed and produced by Party B, is granted new medicine certificate and preproduction approval Documentation Number. However, in terms of new provision of State Drug Administration, new medicine is required to do IV phase clinical test to find out if there is bad reaction, after new medicine goes into market. Party B is a famous clinical base with advanced equipments and professional talents in China. Both parties agree the following items after friendly discussion.

Item 1. Rights and obligations

1.1 Both parties design clinical test plan together, Party A is responsible to do IV phase clinical test for Cease Enuresis Soft Gel, which are provided by Party B.

1.2 Party B is responsible to promulgate and investigate bed-wetting towards 3 to 12 year-old children throughout Harbin City, it is expected to educate over thirty thousand children to increase patients receiving retreating.

Item 2. Fees

     500 patients together will be observed in this clinical test program. Party B will supply scientific research cost to Party A at [Y]500 per patient. The half of scientific research cost should be paid at the beginning of clinical test, the rest part should be paid upon finishing clinical test report.

Item 3. Cooperation period: from June 20, 2003 to December 19, 2003

Item 4. Both parties agree to sign this agreement, each party keeps one copy of executed agreement.

Chop of Drug clinical Study base under Harbin University of Medical Sciences

Chop of Harbin Three-Happiness Bioengineering Co., Ltd.
Date: June 20, 2003

*Translation from Chinese original